Filed Under Rule 424(b)(3), Registration Statement No. 333-100527
Pricing Supplement Number 29 Dated 06/30/2003
(To: Prospectus Dated November 21, 2002, as supplemented by Prospectus Supplement Dated November 22, 2002)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RGF7	$4,161,000.00	100%	1.000%	$4,119,390.00	2.500%	MONTHLY	07/15/2008	08/15/2003	$2.92	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RGH3	$4,926,000.00	100%	1.200%	$4,866,888.00	3.250%	MONTHLY	07/15/2010	08/15/2003	$3.79	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 07/15/2004 and every coupon date thereafter..

The GE Capital Corporation Internotes will be subject to redemption at the option of GE Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 07/15/2004 at a redemption price equal to 100% of the principal amount of the GE Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RGG5	$5,787,000.00	100%	1.500%	$5,700,195.00	4.000%	SEMI-ANNUAL	01/15/2014	01/15/2004	$21.33	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RGJ9	$5,239,000.00	100%	1.750%	$5,147,317.50	4.250%	QUARTERLY	07/15/2015	10/15/2003	$12.04	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 07/15/2004 and every coupon date thereafter..

The GE Capital Corporation Internotes will be subject to redemption at the option of GE Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 07/15/2004 at a redemption price equal to 100% of the principal amount of the GE Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RGK6	$7,488,000.00	100%	1.750%	$7,356,960.00	4.500%	QUARTERLY	07/15/2017	10/15/2003	$12.75	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 07/15/2006 and every coupon date thereafter..

The GE Capital Corporation Internotes will be subject to redemption at the option of GE Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 07/15/2006 at a redemption price equal to 100% of the principal amount of the GE Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RGL4	$72,462,000.00	100%	2.500%	$70,650,450.00	5.000%	MONTHLY	07/15/2028	08/15/2003	$5.83	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 07/15/2008 and every coupon date thereafter..

The GE Capital Corporation Internotes will be subject to redemption at the option of GE Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 07/15/2008 at a redemption price equal to 100% of the principal amount of the GE Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

GE Capital Corporation	Trade Date: June 30, 2003 @12:00 PM ET
Settle Date: July 03, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc., Wachovia Securities

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved.

GE Capital Corporation $20,000,000,000.00 GE Capital* InterNotes Prospectus Supplement Dated 22-Nov-02